Exhibit 99.1

Diverse Customer Base — March 31, 2004 Enrollment

6,414,000 Large Group ASO (includes 1.0 million network access members and 1.2 million BlueCard “host” members)

4,065,000 Large Group Insured

1,524,000 Individual

1,425,000 Small Group

847,000 Medi-Cal (California Medicaid program)

654,000 Other State Sponsored Programs

448,000 Seniors

Membership Growth

Excluding members gained through acquisitions, the Company’s medical membership has increased by approximately 21% since December 31, 1999, the Company’s individual and small group membership has increased by approximately 20% since December 31, 1999 and the Company’s BlueCard Program “home” membership has increased by approximately 121% since December 31, 2001.

Specialty Products

For the quarter ended March 31, 2004, net income for the Company’s Specialty segment composed 12% and net income for the Company’s Health Care segment composed 88% of the Company’s net income for the Company’s Health Care and Specialty segments combined.